As filed with the Securities and Exchange Commission on November 10, 2008.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UNITED ONLINE, INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0575839
(State or other jurisdiction	(I.R.S. Employer Identification No.)
of incorporation or organization)

21301 Burbank Boulevard, Woodland Hills, California 91367

(Address of Principal Executive Offices) (Zip Code)

FTD Group, Inc. 2005 Equity Incentive Award Plan, Amended and Restated as of October 29, 2008

(Full title of the plan)

MARK R. GOLDSTON

Chairman, President and Chief Executive Officer

United Online, Inc.

21301 Burbank Boulevard

Woodland Hills, California  91367

(Name and Address of Agent For Service)

(818) 287-3000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)(3)	Proposed maximum offering price per share (4)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $0.0001 par value, to be issued pursuant to the FTD Group, Inc. 2005 Equity Incentive Award Plan, Amended and Restated as of October 29, 2008	1,462,338	$7.00	$10,236,366	$402.29
(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the plan by reason of any stock split, stock dividend, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s common stock.

(2)

Each share is accompanied by a preferred stock purchase right pursuant to the Rights Agreement by and between United Online, Inc. and Computershare Trust Company, N.A., dated as of November 15, 2001, as amended on April 29, 2003.

(3)

These shares represent the remaining pool of shares available for grant under the FTD Group, Inc. 2005 Equity Incentive Award Plan, Amended and Restated as of October 29, 2008 (which was assumed by the Registrant as a result of the acquisition by the Registrant of FTD Group, Inc. (“FTD”), pursuant to the merger of a subsidiary of the Registrant with and into FTD, with FTD surviving the merger as a wholly owned subsidiary of the Registrant), after appropriate adjustment of the number of shares to reflect the merger.

(4)

Calculated solely for the purpose of determining the registration fee under Rule 457(h) of the Securities Act, based on the average of the high and low prices as reported by the Nasdaq Global Select Market for the Registrant’s common stock on November 5, 2008, which was $7.00.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

Not filed as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act of 1933, as amended (the “Securities Act”), in accordance with the Note to Part I of Form S-8.  The documents containing the information specified in this Item have been or will be sent or given to each participant as specified by Rule 428(b)(1) under the Securities Act.

Item 2.  Registrant Information and Employee Plan Annual Information.

Not filed as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act in accordance with the Note to Part I of Form S-8.  The documents containing the information specified in this Item have been or will be sent or given to each participant as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents:

(a)                                  The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Securities and Exchange Commission (the “Commission”) on February 20, 2008;

(b)                                 The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2008, June 30, 2008, and September 30, 2008, filed with the Commission on May 12, 2008, August 8, 2008, and November 10, 2008, respectively;

(c)                                  The Registrant’s Current Reports on Form 8-K filed with the Commission on February 4, 2008, February 20, 2008, March 20, 2008, April 30, 2008, (Item 8.01 and related exhibits only), May 6, 2008 (Item 1.01 and related exhibits only), June 25, 2008, June 27, 2008 (three reports), July 17, 2008, August 8, 2008, August 14, 2008, August 27, 2008, August 28, 2008, November 4, 2008, November 5, 2008, and November 6, 2008;

(d)                                 The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form S-4 (Registration No. 333-151998) filed with the Commission on June 27, 2008, as amended; and

(e)                                  The Registrant’s Registration Statement on Form 8-A (Registration No. 000-33367) filed with the Commission on November 23, 2001 (as amended on Form 8-A/A filed with the Commission on May 1, 2003), in which there is set forth a description of the Registrant’s Preferred Stock Purchase Rights.

All documents subsequently filed by the Registrant with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicate that all securities offered hereby have been sold or which deregister all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The Certificate of Incorporation of the Registrant limits, to the fullest extent permitted by law, the liability of its directors to the Registrant and its stockholders for monetary damages for breach of the directors’ fiduciary duty. This provision is intended to afford the Registrant’s directors the benefit of the section of Delaware General Corporation Law (the “Delaware Law”) which provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for (i) any breach of their duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock purchases or redemptions as provided in Section 174 of the Delaware Law, or (iv) any transaction from which the director derives an improper personal benefit.

The Certificate of Incorporation and Bylaws of the Registrant require indemnification of its directors and officers to the maximum extent permitted by the Delaware Law. Section 145 of the Delaware Law authorizes indemnification by a Delaware corporation when a person is made a party to any proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or was serving as a director, officer, employee or agent of another enterprise, at the request of the corporation, and if such person acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the corporation. With respect to any criminal action or proceeding, such person must have had no reasonable cause to believe that his or her conduct was unlawful. If it is determined that the conduct of such person meets these standards, he or she may be indemnified for expenses incurred and amounts paid in such proceeding (including attorneys’ fees) if actually and reasonably incurred by him or her in connection therewith. If such a proceeding is brought by or on behalf of the Registrant, such person may be indemnified against expenses actually and reasonably incurred if he or she acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the Registrant. There can be no indemnification with respect to any matter as to which such person is adjudged to be liable to the Registrant; however, a court may, even in such case, allow such indemnification to such person for such expenses as the court deems proper. Where such person is successful in any such proceeding, he or she is entitled to be indemnified against expenses actually and reasonably incurred by him or her. In all other cases, indemnification is made by the Registrant upon determination by it that indemnification of such person is proper because such person has met the applicable standard of conduct.

The Registrant has entered into indemnification agreements with its directors and certain of its officers and employees that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors, officers or employees. The Registrant has also agreed to indemnify certain former officers, directors and employees of acquired companies in connection with the acquisition of such companies. The Registrant maintains director and officer insurance, which may cover certain liabilities arising from its obligation to indemnify its directors and certain of its officers and employees, and former officers, directors and employees of acquired companies, in certain circumstances.

The Registrant maintains an errors and omissions liability policy for the benefit of its officers and directors, which may cover certain liabilities of such individuals to the Registrant and its stockholders.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number	Exhibit

4.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Registrant’s Annual Report on Form 10-K filed on March 1, 2007).

4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of the Registrant’s Annual Report on Form 10-K filed on March 1, 2007).

4.3

Rights Agreement, dated as of November 15, 2001, between the Company and Computershare Trust Company, N.A., which includes the form of Certificate of Designation for the Series A junior participating preferred stock as Exhibit A, and the form of Rights Certificate as Exhibit B (incorporated by reference to Exhibit 4.1 of the Registrant’s Annual Report on Form 10-K filed on March 1, 2007).

4.4

Amendment No. 1 to Rights Agreement, dated as of April 29, 2003, between the Registrant and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.2 of the Registrant’s Quarterly Report on Form 10-Q filed on May 1, 2003).

4.5*	FTD Group, Inc. 2005 Equity Incentive Award Plan, Amended and Restated as of October 29, 2008.

4.6*	Form of Restricted Stock Unit Issuance Agreement for FTD Group, Inc. 2005 Equity Incentive Award Plan, Amended and Restated as of October 29, 2008.

5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in the signature page to this Registration Statement).

*  Filed herewith.

Item 9.  Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, That: Paragraphs (a)(1)(i) and (a)(1)(ii) of this section shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodland Hills, State of California, on November 10, 2008.

UNITED ONLINE, INC.

By:	/s/ Mark R. Goldston
Mark R. Goldston
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, the undersigned hereby constitute and appoint Mark R. Goldston, Scott H. Ray and Frederic A. Randall, Jr. and each of them, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Mark R. Goldston	Chairman, President and Chief Executive	November 10, 2008
Mark R. Goldston	Officer (Principal Executive Officer)

Executive Vice President and Chief
/s/ Scott H. Ray	Financial Officer (Principal Financial
Scott H. Ray	Officer)	November 10, 2008

Senior Vice President, Finance, Treasurer
/s/ Neil P. Edwards	and Chief Accounting Officer (Principal	November 10, 2008
Neil P. Edwards	Accounting Officer)

/s/ Howard G. Phanstiel	Director	November 10, 2008
Howard G. Phanstiel

/s/ Robert Berglass	Director	November 10, 2008
Robert Berglass

Signature	Title	Date

/s/ Kenneth L. Coleman	Director	November 10, 2008
Kenneth L. Coleman

/s/ Dennis Holt	Director	November 10, 2008
Dennis Holt

/s/ Carol A. Scott	Director	November 10, 2008
Carol A. Scott

/s/ James T. Armstrong	Director	November 10, 2008
James T. Armstrong

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Registrant’s Annual Report on Form 10-K filed on March 1, 2007).

4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of the Registrant’s Annual Report on Form 10-K filed on March 1, 2007).

4.3

Rights Agreement, dated as of November 15, 2001, between the Company and Computershare Trust Company, N.A., which includes the form of Certificate of Designation for the Series A junior participating preferred stock as Exhibit A, and the form of Rights Certificate as Exhibit B (incorporated by reference to Exhibit 4.1 of the Registrant’s Annual Report on Form 10-K filed on March 1, 2007).

4.4

Amendment No. 1 to Rights Agreement, dated as of April 29, 2003, between the Registrant and U.S. Stock Transfer Corporation (incorporated by reference to Exhibit 4.2 of the Registrant’s Quarterly Report on Form 10-Q filed on May 1, 2003).

4.5*	FTD Group, Inc. 2005 Equity Incentive Award Plan, Amended and Restated as of October 29, 2008.

4.6*	Form of Restricted Stock Unit Issuance Agreement for FTD Group, Inc. 2005 Equity Incentive Award Plan, Amended and Restated as of October 29, 2008.

5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in the signature page to this Registration Statement).

*  Filed herewith.